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                                                                     EXHIBIT 12


                         HOUSEHOLD INTERNATIONAL, INC.

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                  (All dollar amounts are stated in millions.)





Year ended December 31                         1995      1994      1993      1992      1991
-------------------------------------------  --------  --------  --------  --------  --------
Income from continuing operations            $  453.2  $  367.6   $ 298.7  $  190.9  $  149.8

Income taxes                                    300.5     160.7     152.0      87.1      50.0
-------------------------------------------  --------  --------  --------  --------  --------
Fixed charges:
 Interest expense (1)                         1,562.5   1,250.3   1,155.5   1,431.5   1,905.4
 Interest portion of rentals (2)                 33.5      35.5      33.6      35.3      35.1
 Capitalized interest                               -         -         -         -       1.0
-------------------------------------------  --------  --------  --------  --------  --------
Total fixed charges                           1,596.0   1,285.8   1,189.1   1,466.8   1,941.5
===========================================  ========  ========  ========  ========  ========

Capitalized interest                                -         -         -         -      (1.0)
-------------------------------------------  --------  --------  --------  --------  --------
Total earnings as defined                    $2,349.7  $1,814.1  $1,639.8  $1,744.8  $2,140.3
===========================================  ========  ========  ========  ========  ========
Ratio of earnings to fixed charges               1.47      1.41      1.38      1.19      1.10
===========================================  ========  ========  ========  ========  ========
Preferred stock dividends (3)                $   44.1  $   40.9  $   46.9  $   44.3  $   38.3
===========================================  ========  ========  ========  ========  ========
Ratio of earnings to combined fixed charges
 and preferred stock dividends                   1.43      1.37      1.33      1.15      1.08
===========================================  ========  ========  ========  ========  ========

(1) For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rental which approximates the portion representing interest.

(3) Preferred stock dividends are grossed up to their pre-tax equivalents based on effective tax rates of 39.9%, 30.4%, 33.7%, 31.3% and 25.0% for the years ended December 31, 1995, 1994, 1993, 1992 and 1991.